April 15, 2011

Mr. Dave Brown
Dynamic Ventures

Dear Mr. Brown:

    This letter represents acceptance of the terms of Agreement for services to be conducted on your behalf by Carpe DM, Inc. as discussed. Dynamic Ventures, Inc. will issue and deliver to Carpe DM, Inc. 75,000 shares of 144 stock within 7 days of the signing of this agreement. Upon the 2 month anniversary of this agreement, if agreed to by both parties, an additional 180,000 shares of 144 stock will be issued to Carpe DM, Inc. within seven days of the two month anniversary date.  This will constitute six months payment for services rendered by Carpe DM, Inc. to Dynamic Ventures, Inc. An additional 180,000 shares of 144 stock will be issued seven days after the six month period of this part of the agreement.  This payment will constitute the final six month period of this agreement.

    Carpe DM, Inc. warrants and represents they will only use accurate and truthful information about Dynamic Ventures, Inc. when pursuing IR/PR relations on behalf of the Dynamic Ventures, Inc. and Carpe DM, Inc. understands and agrees that Dynamic Ventures, Inc. has full review authority and approval over any and all information, regarding Dynamic Ventures, Inc., before being released to the public.

Best regards,

Agreed to and Accepted by:

Carpe DM, Inc.

/s/ Stuart Fine
Name:  Stuart Fine
Title:  CEO